Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Oramed Pharmaceuticals Inc. of our report dated December 11, 2012, except for the stock split described in Note 17(f) as to which the date is January 31, 2013, relating to the financial statements of Oramed Pharmaceuticals Inc. which appears in Oramed Pharmaceuticals Inc.’s Registration Statement on Form S-1 (333-186375). We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Kesselman & Kesselman,

Kesselman & Kesselman
Certified Public Accountants (lsr.)
A member firm of PricewaterhouseCoopers International Limited

Tel Aviv, Israel
March 18, 2013